UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)  July 2, 2008
Finlay Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25716	13-3492802

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

529 Fifth Avenue, New York, New York		10017

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code   (212) 808-2800
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On July 9, 2008, Finlay Enterprises, Inc. (the “Company”) announced that it is in the process of transferring the quotation of its common stock to the OTC Bulletin Board (“OTCBB”). The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities and is maintained by the Financial Industry Regulatory Authority (“FINRA”). The Company has been advised that a market maker has filed the necessary application with the FINRA to make a market in the Company’s common stock on the OTCBB. It is the Company’s expectation that its common stock will be eligible for quotation on the OTCBB on or shortly after it is delisted from The Nasdaq Global Market on July 11, 2008.
On April 2, 2008, the Company received notification from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq Marketplace Rule 4450(a)(2) because the Company’s common stock had not maintained a minimum market value of publicly held shares of $5,000,000 required for continued listing on The Nasdaq Global Market. The Company was provided until July 1, 2008 to regain compliance with this minimum requirement.  On July 2, 2008, the Company received a Staff Determination notification from Nasdaq indicating that, because compliance had not been regained, trading in the Company’s common stock would be suspended and the Company’s common stock would be delisted from The Nasdaq Global Market at the opening of business on July 11, 2008 unless the Company appealed the determination. On July 8, 2008, the Company informed Nasdaq that it did not intend to appeal the Staff’s determination.
As required by Marketplace Rule 4804(b), the Company issued a press release on July 9, 2008 reporting receipt of the Notice. A copy of this press release is attached hereto as Exhibit 99.1, and the information contained therein is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Finlay Enterprises, Inc. press release dated July 9, 2008
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINLAY ENTERPRISES, INC.
Date: July 9, 2008	By:	/s/ Bruce E. Zurlnick
Bruce E. Zurlnick
Senior Vice President, Treasurer and Chief Financial Officer

Exhibit Index
Exhibit

Exhibit 99.1	Finlay Enterprises, Inc. press release dated July 9, 2008